CPS TECHNOLOGIES CORPORATION

Moderator:    RALPH NORWOOD

May 4, 2015

4:30 p.m. ET

Operator:               This is Conference # 37631774

                              Good afternoon.  My name is Ronnie.  And I will be your conference operator today.

                              At this time, I would like to welcome everyone to the CPS Technologies Corporation first quarter 2015 conference call.  All lines have been placed on mute to prevent any background noise.

                              After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

                              I would now like to turn the call over to Ralph Norwood, Chief Financial Officer.  Please go ahead, sir.

Ralph Norwood:   Thank you, operator.  Good afternoon.

                              Before we begin the business portion of the call, I would like to point out to all of you that statements in this conference call then are not strictly historical, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be considered as subject to many uncertainties that exist in CPS’s operations and environment.  These uncertainties include economic conditions, market demands and competitive factors.  Such factors could cause actual results to differ materially from those in any forward looking statement.  At this time, I’d like to turn the call over to Grant Bennett, our President and Chief Executive Officer, to offer his perspective on the first quarter results.

Grant Bennett:      Thank you, Ralph.  And welcome, everyone.  Thank you for joining us.  I hope it’s as beautiful day wherever you are as it is here in Boston.  It’s delightful that spring has arrived.

                              Let me talk briefly about our first quarter 2015 results, talk a little bit about our longer term outlook and then turn the call back to Ralph for more detailed  analysis of our first quarter results.  In the first quarter of 2015 our revenues of $ 5.3 million were down from the same period year ago by approximately 12 percent.

                              A quarter is a short period of time.  Given the custom and project nature of our business, we view revenue fluctuations from quarter to quarter of 10 to 15 percent as within a normative band.

                              However, specifically comparing the first quarter 2015 with recent quarters, revenue from fracking sealers was down due to the low price of oil.  As expected, planned and commented on previously, we had no revenue from the Air and Missile Defense Radar (AMDR) program with Raytheon as that program does not move into the initial production phase for us until the end of this year.

                              Revenues in the first quarter from Europe were adversely affected by the strengthening dollar.  The strengthening dollar works to the advantage, albeit short term, of our Japanese competitor in terms of pricing to our European customers.

                              Because we typically enter into one year pricing agreements with our customers there is a lag between exchange rate movements and their impact on prices.  So it is primarily just in the first quarter that we’re beginning to see the impact on prices that exchange rate movements have generated.

                              Looking to the future, let me comment briefly in five areas.  First is our base business for power modules---baseplates for power modules.  This market is growing and will continue to grow for many years due to the broad trend towards electrification.  A recent market research report published by Yole Research in France titled “Power Packaging 2015” forecasts the total market for power modules to grow about a compound annual growth rate of 16.4 percent between 2014 and 2020.

                              We are taking action to capture that growth and to concurrently increase our market share.  These actions include hiring a sales engineer in China, achieving resolution of the patent situation in Japan and strengthening our sales and marketing activities in the U.S.

                              Let me comment briefly on the Japan patent situation.  As we’ve mentioned before, we initiated the court action aimed at invalidating a patent held by Denka to clear the way at prospective customers who have been concerned about assertions made by our competitor that we infringe their patent.

                              We hope for and expect a positive legal outcome, which would be a clear, definitive resolution of this issue.  The court has the final say on timing, but we believe that that outcome will be known towards the end of this quarter.

                              However, if the patent is not invalidated, the fact remains that we do not infringe the patent and, over time, truth prevails.  As this has played out more slowly than we hoped, we are delighted that we have just recently received an initial order from one of the four major module manufacturers in Japan who has concluded that there is no infringement.

                              Secondly, we continue to make progress in the hybrid and electric vehicle market.  We recently achieved an important design win for components for a next generation module.  This particular design win provides a good example of how we grow our business.  We’ve been working closely with this customer for over two years in the prototyping and the development phase.  The completed module is now entering into its one to two year qualification phase at the automotive OEM.

                              And then, based on forecasts from our customer, this specific design win will generate $1 to $2 million of revenue for several years in the future.  Again, our business is by and large custom and project based.  This is a good example  – a typical example - of how that works.

                              Number three, we’re opening more doors at U.S. defense contractors who are on the leading edge of high power, high reliability electronics.  We believe our program with Raytheon for the AMDR,  is only the beginning of many programs in the area of radar.

                              Raytheon describes this program on their website as, “The Navy’s next generation integrated air and missile defense radar.  It is currently planned to be deployed on the DDG 51 Flight III destroyer beginning in 2016.”  This program is forecast to generate approximately $17 million in revenue to CPS over the next three to four years and we believe will then continue to be produced for many years after that.

                              Number four, the mix of our activities in armor is shifting from primarily R&D to a mix more strongly oriented towards marketing.  We have had positive test results at major potential customers in the first quarter of this year, both of which we believe are likely to lead to manufacturing opportunities over time at those customers.

                              And finally, let me comment on the fracking market.  Fracking is obviously slowed.  But it is not stopped.  Due to this slowing, the entire supply chain finds itself with excess inventory of consumables used in fracking.  But as this inventory is depleted, production should resume at a level near underlying demand.  We continue to be excited about our products in that area and believe that they will generate significant revenue in the future.  With those comments, let me turn the call back to Ralph for a more thorough discussion of the first quarter results.

Ralph Norwood:   Thank you, Grant.  Revenues for the quarter totaled $5.3 million down 12 percent from the first quarter a year ago.  This is the ninth consecutive quarter we’ve generated over $5 million in revenue and we view that as a testament to our portfolio of customers and applications.

                              Gross margins for the quarter totaled 21 percent of revenue.  This was down from 26 percent achieved in the first quarter last year.  The difference was due to a combination of lower volumes, where you spread the revenues over  the same amount of fixed costs, and price reductions of about $200,000.

                              Selling, general and administrative cost totaled 1 million, down 10 percent from the same quarter a year ago.  And operating profit totaled $123,000 compared to $413,000 in the first quarter of 2014.

                              Turning now to the balance sheet, we ended the quarter with $2.2 million of cash and no bank borrowings.  We were also free of capital leases.  This is more than double the cash we had a year ago which is the evidence that we are in a cash generating mode.

                              Our receivables totaled $4.1 million at the end of March.  This represented 69 day sales outstanding consistent with our historical trends.  It’s a tad higher than we typically experienced but does not indicate a change in the aging pattern or terms of trade.

                              Inventories at the end of the quarter totaled $2.5 million, about the level of the past few quarters.  And very importantly, this represents a turnover of about seven times a year.  During the quarter, we carefully scrutinized capital expenditures as we typically do and continued our trend of spending somewhat less than depreciation.

                              Finally, on the asset side, we ended March with $2.4 million of deferred taxes.  And as I mentioned before, this is significant and will shield us from paying cash taxes on approximately the next $6 million of pretax income.  Turning to the liability side, payables and accruals in total amounted to $2.6 million in line with the past few quarters and represent typical accruals and aging.

                              Finally, at the end of the quarter, our current ratio was a healthy 3.8 times.  This compares with 3.2 times at the end of the first quarter last year.

                              We also ended the quarter with 2 million dollars of untapped committed line of credit.  And just a couple of weeks ago, we extended a line for another year with Santander, our bank, with improved terms.  At this time, operator we’d like to take some questions.

Operator:               As a reminder, if you like to ask a question, press star and a number one on your telephone keypad.  And we’ll pause for just a moment to compile the Q&A roster.

Operator:               And your first question comes from the line of Michael Epstein with NE Securities.

Michael Epstein:   Good afternoon – good afternoon, gentlemen.

Grant Bennett:      Good afternoon.

Michael Epstein:  On the last call, I think you scared us a little bit.  I don’t think the numbers were as bad as you indicated, or I assumed.  So I compliment you for that.

                              Can you give us any guidance for the second quarter?  And do we have any new areas of usage for our product and accelerated growth?

Ralph Norwood:   Michael, as Grant indicated, we’ve had some headwind in the short term from the strong dollar – and I mean really strong.  A year ago the Euro for example bought $1.39.  And today, it buys $1.11.

                              The yen was 102.  And today it’s 120.  So the strong dollar has really been contributing negatively to our growth.  But that aside, and despite continued lower oil prices, we expect the quarter coming will exceed the second quarter last year and will be in the ballpark of what we experienced this quarter.

Michael Epstein:   OK.  Regarding applications and then – and growth initiatives.  What do we see on the horizon?

Grant Bennett:      I mentioned one or two of those.  We absolutely see growth in our base business of baseplates for motor controllers.  As Ralph indicated or as we’ve mentioned before, today, most of our sales in that area are in Europe.  We are experiencing some reduced prices due to the exchange rates.  But we continue to believe that we’ll be able to maintain share and even gain market share and grow there.

                              We referred several times to the AMDR program.  It’s a military program so the timelines tend to be long.  But we’re very much looking forward to that program going into production.

                              We typically tool up approximately one new part just about every week  yet only a small portion of those go into high volume production.  That’s because some of those are for prototypes.  The customer receives them, evaluates them, tests them and then makes design changes.  So we may go through two or three different iterations before a part goes into higher volume production.

 Some of those are for specialty components that simply have – by their nature -- a market that is not large.

                              But as I look over the design wins that we’ve had, I highlighted that one of the most exciting for us is a new part for a next generation hybrid electric vehicle module.  And this in fact is quite different.  It really represents a different architecture than we have been shipping into the hybrid electric vehicle area.  We’ll continue to make what we call pin-fin baseplates but this new design win is a different structure that goes into a different module so that we believe we’re broadening our participation in the hybrid and electric vehicle area.

                              And then just lastly, let me comment on armor.  We’ve been doing armor R&D for now well over six years.  As we’ve mentioned, we’re delighted that at least to some degree, some of the major conflicts have calmed down.  But we really are at a stage where we are indeed aggressively marketing the next generation armor that we have.  We believe that we can talk about near and intermediate term as opposed to long term revenues coming out of that activity.

Ralph Norwood:   And, Michael, let me say that today is May 4th.  If I’d look into the future and say where we’re going to be in May 4th next year, I would say fracking for sure is going to be a lot bigger than it is today from CPS’s standpoint.

                              AMDR the program Grant cited with Raytheon, will have cranked back to a significant degree.  We should also be selling into Japan with some meaningful numbers.

                              We have added five new reps in the last 12 months.  It takes a while for them to identify opportunities.  These then lead to revenues and should start being meaningful in terms of numbers a year from now.

                              And I would also expect we’ll be selling into China by year from now.  And as Grant said, I would put a pretty high probability that armor is going to be generating more revenues than it is today.

                              So if we look out a year, we feel real good.  In the short run, it’s just very difficult to measure CPS’s results – in a month or even a quarterly timeframe.

Operator:               And your next question comes from the line of Fred Milligan with Wunderlich Securities.

Fred Milligan:       Hi, Grant.

Grant Bennett:      Hi, Fred.

Fred Milligan:       These are very admirable numbers.  Given that revenues are down, coming in with a profit I think is great.  So I like that very much.

                              I think you’ve addressed most what I’m looking for.  You talked about the possibility of an increase in sales from various areas as have had.

There is one question, the dollar.  In a broader picture, how much has the dollar worth declined –  how much is that hurt you guys?

Ralph Norwood:   It’s significant in one obvious way and one very subtle way.  And let me first just quote the numbers.

                              Last May 2014,  a dollar bought 102 yen.  Today, it buys 120.  So the dollar has strengthened over 15 percent in that timeframe.

                              Our major customer is a European customer that sells into Japan.  That European customer is running headfirst against a Japanese competitor.

                              So when our customer suffers as a result of the weak yen, they’re in turn buying less from us.  So that’s – that’s the subtlety.  That more obvious one is that we’re suffering in competing with the Japanese competitor.  The Japanese competitor is selling to some of our large customers in Europe.

                              And when the yen weakens by 15 percent in a year, you can imagine they’re coming forward with price decreases.  And that forces us in some cases to react.

                              In some cases, we just can’t match them and we let it go by and that affects revenues.  In some cases, we’ll have modest reductions in price and retain the business.  So it’s significant without a doubt.

Fred Milligan:       Where do you stand with the new reps?  Any of them making strong inroads in the areas they’re selling?

Ralph Norwood:   I’ll comment first and then let Grant jump in.  First of all, let me tell you that  in the last year we’ve added Long Island, Mid-Atlantic, Florida, Colorado and just recently Texas -- all high tech areas where we have not been represented in the past.

                              All of these reps are highly experienced and are able to get inside potential customers where before we really had no presence.  One of the vehicles that we found to be very successful is what we call a “lunch and learn” where the rep because of their contacts will get an audience with a group of engineers.  And then our PhD technical types will speak to them either face to face or over Skype, find out what problems they have and then indicate the kinds of solutions that we can provide.  This is the first good step leading down the road to potential sizeable revenues.

                              As I said, most of them have been onboard less than a year.  And we’re already starting to get revenues.  And I would bet a year from now, you can take whatever those revenues have been today and multiply it by 10.

                              And again, it costs us very little when some cases we have a small draw but in most cases we don’t.  And so we’re only paying on commissions.

                              The U.S. business has been only a small percentage of our share of revenues; we see that as a sizeable opportunity.

Fred Milligan:       Thank you.

Grant Bennett:      There is, you could call it, a funnel or a pipeline.

Our business again is custom so you need to be involved at the design stage.  And that’s stage one, or that’s an early stage in the funnel.  And then projects move along the pipeline and generate initially the formal design wins and production opportunities.

                              The reps have absolutely been productive in terms of identifying projects that are now in the pipeline.  And they’ll move through the pipeline in some cases in a year but in most cases over a two to three year timeframe.

                              Let me come back to  the earlier question of exchange rates.  Ralph mentioned that the price reductions equaled approximately $200,000 in the first quarter of 2015.  As the dollar strengthens, our product becomes more expensive.  We either need to reduce price in order to hold the business or in some cases, if we don’t reduce the price, we’ll lose the business.

                              And we’ve reduced the prices to the tune of $200,000.  And frankly, we have lost some business in Europe as we deliberately decided that selectively we’re not going to meet the competitor’s price.  But we believe we’ll be able to get the business back at a more attractive price as time goes on.

                              So if you look at the decline in revenue, you need to keep track which quarter we’re comparing with.  But if you compare the first quarter of 2015 with the first quarter of 2014, that decline of between $650 and $700,000, the vast majority of that is related to exchange rates in the sense that it’s either price reductions or lower volume on some specific parts where we’ve chosen not to meet our competitor’s price.

                              We’re doing that in a strategic way where we believe that we will be able to regain that share.  And we’re actually quite confident over time that we’ll continue to grain significant share.

                              As I mentioned, because of the generally one year lag – we agree on prices for a year and then when they come back the end of the year for negotiation, that’s when we’re seeing the impact.  So we saw a pretty big impact in Q1 perhaps more than we’ll see in other quarters as result of the exchange rates.

Operator:               And there are no more questions at this time.

Grant Bennett:      We very much appreciate you joining the call.  These calls tend to be focused on revenues.  There are a couple of other indirect measures of how we’re doing.

                              We’ve talked about sales representatives.  We also hired in April a very capable sales administrator who is helping us to provide more feedback and interact more effectively with that sales representative network.  We indicated a key higher last November of a new manager of process engineering.  And he’s now firmly in control of the process engineering organization.

                              We are seeing some wonderful improvement in some of our internal efficiencies.  We’re recruiting an additional engineer as we speak as we see opportunities to reduce our manufacturing cost both to address the exchange rate issue as well as to gain additional market share.

                              We also continue to be excited about China and Japan.  And we’ve been interviewing candidates in China.  And we’re getting close to having a formal presence there, which we believe will generate growth.  And a secondary benefit will be to the extent that the opportunities present themselves, we may be able to source certain materials from China if there’s an economic advantage to do that as we have someone there on the ground.

                              Thanks again for your participation.  And we look forward to speaking with you in a quarter.

                              We always end by indicating if you’re ever in the Boston area, we invite you to come visit.  And we extend that invitation again today.

Ralph Norwood:   Thank you very much.

Grant Bennett:      Thank you.

Operator:               This does conclude today’s conference call.  You may now disconnect.

END